Exhibit 99.1
FOR IMMEDIATE RELEASE – April 23, 2026
Carter Bankshares, Inc. Announces First Quarter 2026 Financial Results
Martinsville, VA, April 23, 2026 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $85.8 million, or $3.88 diluted earnings per share (“EPS”), for the first quarter of 2026 compared to net income of $8.5 million, or $0.38 diluted EPS, for the fourth quarter of 2025 and net income of $9.0 million, or $0.39 diluted EPS, for the first quarter of 2025. Net interest income was $35.9 million for the first quarter of 2026, $34.6 million for the fourth quarter of 2025, and $30.1 million for the first quarter of 2025. Pre-tax pre-provision income1 was $75.9 million for the first quarter of 2026, $8.8 million for the fourth quarter of 2025 and $9.0 million for the first quarter of 2025.
On March 26, 2026, the Bank completed the sale (the “Transaction”) of all loans, subsequently reduced to judgments related to various entities in which James C. Justice, II has an interest (such loans, subsequently reduced to judgments, the “Loans”). The Transaction was completed as an absolute, “as-is, where-is” sale to an unaffiliated third party.
The Company received consideration of $289.5 million in cash in the Transaction. Immediately prior to the Transaction, the Loans had an outstanding aggregate principal amount of $209.5 million, all of the Loans were nonperforming and on nonaccrual status, and the Company had recorded a specific reserve with respect to the Loans of $18.0 million as of December 31, 2025.
Transaction Highlights
•Received consideration of $289.5 million in cash in the Transaction during the quarter;
•Recognized a net gain on the Transaction of $80.0 million, comprised of:
◦$65.0 million gain on the Transaction; and
◦$15.0 million net recovery;
•Released $18.0 million of specific reserves related to the Loans;
•The Transaction was accretive to diluted earnings per share by $3.50 for the quarter; and
•The Transaction increased each of book value per share and tangible book value per share by $3.49.
Financial Highlights for the Three Months Ended March 31, 2026
•Total portfolio loans decreased $151.1 million at March 31, 2026 from December 31, 2025 due to the Transaction, partially offset by net loan growth during the first quarter of $58.4 million, or 6.1%7 on an annualized basis, and increased $41.0 million, or 1.1% from March 31, 2025;
•Net interest income totaled $35.9 million, an increase of $1.3 million, or 3.8% compared to the prior quarter, and an increase of $5.8 million, or 19.2% compared to the prior year quarter;
•Net interest margin increased 15 basis points to 3.07% for the first quarter of 2026, compared to 2.92% for the prior quarter and increased 39 basis points compared to the prior year quarter;

•Nonperforming loans (“NPLs”) decreased significantly by $220.0 million to $24.0 million at March 31, 2026 compared to December 31, 2025 due to the Transaction. NPLs to total portfolio loans were 0.64% at March 31, 2026, 6.29% at December 31, 2025 and 7.09% at March 31, 2025;
•The allowance for credit losses to total portfolio loans was 1.41% at March 31, 2026, compared to 1.84% at December 31, 2025 and 1.99% at March 31, 2025, primarily reflecting the release of specific reserves of $18.0 million related to the Loans; and
•The efficiency ratio was 29.01% for the quarter ended March 31, 2026, compared to 77.84% and 75.71% for the quarters ended December 31, 2025 and March 31, 2025, respectively. The improvement was primarily driven by the gain on the Transaction, which increased noninterest income for the quarter. The adjusted efficiency ratio (non-GAAP)5 was 72.66%, 76.85%, and 78.67% for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.
"We are very pleased to report the successful resolution of our largest nonperforming credit relationship during the first quarter of 2026,” stated Litz H. Van Dyke, Chief Executive Officer. “This Transaction meaningfully strengthened our balance sheet and favorably increased tangible book value by $3.49 per share, while also improving key financial ratios. It represents an important milestone for the Company and positions us well for continued growth.”
Van Dyke added, “We continued to deliver strong operating performance during the quarter, highlighted by margin expansion and solid loan growth across our footprint. Annualized loan growth of 6.1%7, net of the Transaction, reflects continued momentum in our commercial and small business lending platforms, supported by a healthy pipeline and increasing traction in commercial and industrial lending. We also expect a continued tailwind from prior construction lending commitments, which are anticipated to fund over the next 12 to 18 months as projects progress. Our balance sheet remains slightly liability sensitive, positioning us to benefit from potential Federal Reserve interest rate reductions, which we expect would further support margin expansion, particularly given the short-term nature of our certificates of deposit (“CD”) portfolio.”
Operating Highlights
Credit Quality
Credit quality metrics for the quarter were favorably impacted by the Transaction, driving meaningful improvements in nonperforming assets and overall credit quality trends.
During the quarter, the Company recognized a recovery for credit losses of $33.9 million and a recovery for unfunded commitments of $0.2 million, primarily reflecting the release of previously established specific reserves of $18.0 million, as well as a $15.0 million net recovery associated with the Loans, in each case related to the Transaction. As a result, the Company recorded a net benefit to the recovery for credit losses, contributing to a decline in the allowance for credit losses to total portfolio loans. The net benefit to the recovery for credit losses was a significant driver of earnings for the quarter.
At March 31, 2026, nonperforming assets declined to $27.4 million compared to $244.1 million at December 31, 2025 and $262.0 million at March 31, 2025, primarily reflecting the resolution of the aforementioned credit relationship. Nonperforming loans decreased to $24.0 million at March 31, 2026, from $244.0 million at December 31, 2025 and $261.4 million at March 31, 2025. The ratio of nonperforming assets to total portfolio loans plus other real estate owned (“OREO”) improved to 0.73% at March 31, 2026, compared to 6.29% at December 31, 2025 and 7.10% at March 31, 2025.

The allowance for credit losses to total portfolio loans was 1.41% at March 31, 2026 compared to 1.84% at December 31, 2025 and 1.99% at March 31, 2025, reflecting the release of previously established reserves of $18.0 million related to the Loans. The allowance for credit losses to nonperforming loans increased to 219.03% at March 31, 2026 compared to 29.30% at December 31, 2025 and 28.12% at March 31, 2025, driven by the significant reduction in nonperforming loans.
The Company recognized net recoveries of $14.9 million for the quarter ended March 31, 2026, compared to net charge-offs of $0.1 million for the fourth quarter of 2025 and $0.1 million for the first quarter of 2025. Net recoveries (annualized) to average portfolio loans, were 1.55% for the quarter ended March 31, 2026 compared to net charge-offs of 0.01% in each of the fourth quarter of 2025 and the first quarter of 2025.
Excluding the impact of the Transaction, underlying credit quality trends remained relatively stable during the first quarter of 2026.
Net Interest Income and Margin
Net interest income (GAAP) for the quarter ended March 31, 2026 totaled $35.9 million, representing an increase of $1.3 million from net interest income of $34.6 million in the prior quarter and an increase of $5.8 million from net interest income of $30.1 million in the prior year quarter. Net interest income, on an FTE basis4 (non-GAAP) totaled $36.1 million for the quarter ended March 31, 2026, representing an increase of $1.3 million, or 3.8%, compared to the quarter ended December 31, 2025, and an increase of $5.8 million, or 19.0% compared to the quarter ended March 31, 2025.
The linked-quarter increase in net interest income, on an FTE basis4 (non-GAAP) was primarily driven by a 12 basis point decline in funding costs and a six basis point increase in the yield on average interest-earning assets. The year-over-year increase was attributable to a 41 basis point decline in funding costs and a seven basis point increase in average interest-earning assets yields.
Net interest income during the first quarter of 2026 benefited from lower rates paid on average interest-bearing liabilities and higher average loan balances compared to both the prior quarter and the prior year quarter. These positive impacts were partially offset by declines in both average balances of and yields on investment securities.
Net interest margin was 3.07% for the quarter ended March 31, 2026 compared to 2.92% for the prior quarter and 2.68% for the quarter ended March 31, 2025. On an FTE basis4 (non-GAAP) net interest margin was 3.08% compared to 2.93% and 2.70% for the prior quarter and prior year quarter, respectively.
During the first quarter of 2026, interest-bearing funding costs declined compared to both the prior quarter and prior year quarter, primarily due to continued reductions in funding costs, as well as stabilization in deposit pricing, partially reflecting the broader interest rate environment.
Noninterest Income
Noninterest income for the quarter ended March 31, 2026 totaled $71.0 million, increasing $65.7 million from the prior quarter and $64.1 million from the prior year quarter. The increase was primarily driven by the $65.0 million gain on the Transaction, which is considered non-core in nature and not indicative of the Company’s ongoing operating performance.
Compared to the quarter ended March 31, 2025, insurance commissions increased $0.6 million, while other noninterest income decreased $2.0 million, primarily reflecting favorable period-end adjustments within insurance commissions and the impact of a $1.9 million gain on a bank owned life insurance (“BOLI”) death benefit recognized in the first quarter of 2025, respectively.

Noninterest Expense
Noninterest expense for the quarter ended March 31, 2026 totaled $31.0 million, relatively unchanged compared to the prior quarter and increased $3.0 million compared to the prior year quarter.
Compared to the prior quarter, the quarter reflected several changes across expense categories. Salaries and employee benefits decreased $1.1 million, primarily due to lower base salaries resulting from seasonal expenses in the prior quarter and two less working days in the first quarter, medical costs, and deferred compensation expense, partially offset by higher incentive compensation. Data processing increased $0.4 million and occupancy expenses increased $0.5 million, primarily reflecting higher costs associated with new and existing service agreements, software licenses, maintenance contracts, and related infrastructure investments. Other noninterest expense increased $0.7 million primarily due to a write-down of $0.6 million on one closed office that was transferred to OREO during the first quarter of 2026.
Compared to the quarter ended March 31, 2025, salaries and employee benefits increased $1.3 million, other noninterest expense increased $0.5 million, data processing expenses increased $0.4 million, occupancy expense increased $0.4 million and professional and legal fees increased $0.3 million.
The increase in salaries and employee benefits was primarily driven by higher incentive compensation, increased medical costs and annual merit increases, partially offset by higher deferred costs on loan originations. Other noninterest expense increased primarily due to the aforementioned $0.6 million write-down on one closed office that was transferred to OREO during the first quarter of 2026. Data processing expenses increased due to inflationary cost pressures and higher costs associated with new and existing service agreements implemented in early 2026. The increase in occupancy expense was primarily attributable to maintenance contracts entered into during the first quarter of 2026 and related infrastructure investments. Professional and legal fees increased primarily due to costs associated with the Transaction and higher expenses related to the management of special assets.
Financial Condition
Total assets decreased $52.7 million to $4.8 billion at March 31, 2026, compared to December 31, 2025. The decrease was primarily driven by a $151.1 million decline in portfolio loans, largely reflecting the Transaction, partially offset by net loan growth during the first quarter of $58.4 million. This decrease was partially offset by an increase in cash and due from banks of $123.2 million, as balances held at the Federal Reserve Bank increased due to the excess proceeds from the Transaction in the first quarter of 2026.
The allowance for credit losses decreased $19.0 million during the first quarter, primarily reflecting the release of the $18.0 million of specific reserve related to the Loans. Available-for-sale investment securities decreased $29.5 million, primarily due to normal paydowns, calls and sales, as well as changes in unrealized losses, partially offset by purchases. These securities represented 13.8% of total assets at March 31, 2026, compared to 14.3% at December 31, 2025. Federal Home Loan Bank (“FHLB”) stock declined $8.4 million in line with lower borrowing levels.
On the funding side, FHLB borrowings decreased $178.5 million during the first quarter, reflecting the repayment of borrowings utilizing proceeds from the Transaction. Total deposits increased $24.4 million to $4.2 billion at March 31, 2026 compared to December 31, 2025, reflecting an increase of $63.2 million in interest-bearing demand deposits and $17.5 million in noninterest-bearing demand deposits, partially offset by a decrease of $39.6 million in money market accounts and $17.5 million in CDs. Other liabilities increased $16.5 million, primarily due to an increase in taxes payable associated with the Transaction.
At March 31, 2026, approximately 82.8% of total deposits were insured under FDIC insurance coverage limits, while approximately 17.2% of total deposits were uninsured. At December 31, 2025, approximately

81.3% of total deposits were insured under Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limits, while approximately 18.7% of total deposits were uninsured.
Capitalization and Liquidity
The Company maintained a strong capital and liquidity position at March 31, 2026. Capital levels increased significantly and continued to exceed all applicable regulatory requirements, supported by earnings for the quarter and the impact of the Transaction. The Company remained well capitalized at March 31, 2026.
The Company’s Tier 1 capital ratio was 13.52% at March 31, 2026, compared to 10.70% at December 31, 2025. The Company’s leverage ratio was 11.10% at March 31, 2026, compared to 9.43% at December 31, 2025. The Company’s total risk-based capital ratio was 14.78% at March 31, 2026, compared to 11.95% at December 31, 2025.
The Company did not repurchase any shares under the current repurchase plan during the three months ended March 31, 2026.
The Transaction also resulted in an increase in book value per share and tangible book value of $3.49 per share, reflecting the net gain recognized on the Transaction and the associated improvement in capital.
At March 31, 2026, funding sources accessible to the Company included borrowing availability at the FHLB equal to 30.0% of total assets, or $1.4 billion, subject to eligible collateral pledged, of which the Company had the capacity to borrow an additional $816.6 million. The Company also maintains unsecured facilities with three correspondent financial institutions totaling $30.0 million, a fully secured facility with one correspondent financial institution totaling $25.0 million, and access to the institutional CD market. The borrowing capacity under the secured line of credit decreased by $20.0 million during the quarter ended March 31, 2026, from $45.0 million as of March 13, 2026, as a result of the sale of investment securities previously pledged as collateral to the secured facility, which reduced the borrowing capacity, as the Company did not replace the sold investment securities with new pledged assets.
In addition to these funding sources, the Company had $407.8 million of unpledged available-for-sale investment securities at fair value at March 31, 2026, providing additional liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.8 billion in assets and 63 branches in Virginia and North Carolina as of March 31, 2026. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to results presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), management uses, and this press release contains or references, certain non-GAAP financial measures, including pre-tax pre-provision income, adjusted net income, adjusted earnings per common share (diluted), tangible book value, adjusted noninterest expense, adjusted efficiency ratio, and interest and dividend income, yield on interest-earning assets, net interest income and net interest margin on a fully taxable equivalent (“FTE”) basis. These non-GAAP measures should be read along with the accompanying tables in our definitions and reconciliation of GAAP to non-GAAP financial measures.
Management believes these non-GAAP financial measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results across periods in a meaningful manner. These measures also assist in assessing the Company’s underlying operating performance and performance trends and facilitate comparisons with other financial services companies.
The Company believes that presenting interest and dividend income, yield on interest-earning assets, net interest income and net interest margin on an FTE basis improves comparability between income derived from taxable and tax-exempt sources and is consistent with industry practice.
While management believes these non-GAAP measures provide meaningful supplemental information, they should not be considered as an alternative to GAAP results, as more relevant than financial results prepared in accordance with GAAP, or as necessarily comparable to similarly titled non-GAAP measures used by other companies. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for an analysis of the Company’s financial condition or results of operations as reported under GAAP. Investors are encouraged to review the Company’s GAAP financial results and all other relevant information when evaluating its performance and financial condition.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotations and may include statements relating to our financial condition, market conditions, results of operations, plans, including our strategic plan, brand strategy, and guiding principles and the anticipated results of the foregoing, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, loan pipeline and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results may differ significantly from those expressed in or implied by these forward-looking statements. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s net interest margin, net interest income, funding costs and its deposit, loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade policies, tariffs, monetary and fiscal policies and laws of the U.S. government and the related impacts on economic conditions and financial markets, and changes in policies of the Federal Reserve, FDIC and U.S. Department of the Treasury;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;

•rapid technological developments and changes, including emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action or increase cybersecurity threats;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate (“CRE”) loans, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on CRE loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other geopolitical conflicts or public health events (such as pandemics), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on macroeconomic conditions, the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular and changes impacting the rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;

•general economic or business conditions, including unemployment levels, supply chain disruptions, slowdowns in economic growth, government shutdowns and geopolitical instability and tensions;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the Securities and Exchange Commission, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made, except as required by law.
Carter Bankshares, Inc.
investorrelations@carterbank.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except share data)	March 31, 2026	December 31, 2025	March 31, 2025

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $191,357 at March 31, 2026, $68,227 at December 31, 2025 and $46,490 at March 31, 2025	$228,318	$105,163	$88,999
Securities Available-for-Sale, at Fair Value (amortized cost of $716,862 at March 31, 2026, $745,366 at December 31, 2025 and $817,348 at March 31, 2025)	662,127	691,612	745,390
Equity Securities	10,246	10,291	10,178
Loans Held-for-Sale	341	339	—
Portfolio Loans	3,728,461	3,879,560	3,687,495
Allowance for Credit Losses	(52,503)	(71,491)	(73,518)
Portfolio Loans, net	3,675,958	3,808,069	3,613,977

Bank Premises and Equipment, net	70,968	72,497	73,944
Goodwill	1,193	1,193	—
Core Deposit Intangible	874	940	—
Other Real Estate Owned, net	3,443	142	577
Other Restricted Stock, at Cost	8,476	16,830	5,875
Bank Owned Life Insurance	45,247	44,811	48,224
Other Assets	92,079	100,035	113,123
Total Assets	$4,799,270	$4,851,922	$4,700,287

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$637,933	$620,473	$631,714
Interest-Bearing Demand	871,398	808,171	794,059
Money Market	514,362	553,964	528,381
Savings	326,929	326,182	353,394
Certificates of Deposit	1,884,628	1,902,099	1,893,379
Total Deposits	4,235,250	4,210,889	4,200,927
Federal Home Loan Bank Borrowings	—	178,500	55,000
Reserve for Unfunded Loan Commitments	2,774	2,992	3,072
Other Liabilities	56,344	39,844	39,522
Total Liabilities	4,294,368	4,432,225	4,298,521

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 22,159,980 shares at March 31, 2026, 22,083,007 shares at December 31, 2025 and 23,161,993 shares at March 31, 2025	22,160	22,083	23,162
Additional Paid-in Capital	74,987	74,806	92,418
Retained Earnings	450,725	364,968	342,559
Accumulated Other Comprehensive Loss	(42,970)	(42,160)	(56,373)
Total Shareholders’ Equity	504,902	419,697	401,766
Total Liabilities and Shareholders’ Equity	$4,799,270	$4,851,922	$4,700,287

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	7.13%	0.70%	0.78%
Return on Average Assets (YTD Annualized)	7.13%	0.66%	0.78%
Return on Average Shareholders' Equity (QTD Annualized)	80.05%	8.12%	9.27%
Return on Average Shareholders’ Equity (YTD Annualized)	80.05%	7.74%	9.27%
Portfolio Loans to Deposit Ratio	88.03%	92.13%	87.78%
Allowance for Credit Losses to Total Portfolio Loans	1.41%	1.84%	1.99%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	10.52%	8.65%	8.55%
Tier 1 Leverage Ratio	11.10%	9.43%	9.67%
Risk-Based Capital - Tier 1	13.52%	10.70%	11.01%
Risk-Based Capital - Total	14.78%	11.95%	12.27%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
total INCOME STATEMENTS

	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025

	(unaudited)	(audited)	(unaudited)
Interest Income	$59,185	$59,298	$56,007
Interest Expense	23,251	24,694	25,869
NET INTEREST INCOME	35,934	34,604	30,138

Recovery for Credit Losses	(33,917)	(2,178)	(2,025)
Recovery for Unfunded Commitments	(218)	(80)	(114)
NET INTEREST INCOME AFTER RECOVERY FOR CREDIT LOSSES	70,069	36,862	32,277

NONINTEREST INCOME
Gain on the Transaction	65,000	—	—
Gains on Sales of Securities, net	80	46	—
Service Charges, Commissions and Fees	2,128	1,813	1,874
Debit Card Interchange Fees	2,148	1,947	2,104
Insurance Commissions	954	666	344
Bank Owned Life Insurance Income	436	456	341
Other	228	297	2,238
Total Noninterest Income	70,974	5,225	6,901

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,915	15,981	13,657
Occupancy Expense, net	4,861	4,336	4,472
FDIC Insurance Expense	1,510	1,527	1,430
Other Taxes	925	876	947
Advertising Expense	926	883	911
Telephone Expense	292	293	304
Professional and Legal Fees	1,546	1,874	1,230
Data Processing	1,853	1,492	1,444
Debit Card Expense	1,001	1,250	992
Other	3,183	2,492	2,655
Total Noninterest Expense	31,012	31,004	28,042

Income Before Income Taxes	110,031	11,083	11,136
Income Tax Provision	24,274	2,603	2,183
Net Income	$85,757	$8,480	$8,953

Shares Outstanding, at End of Period	22,159,980	22,083,007	23,161,993
Average Shares Outstanding - Basic & Diluted	21,846,942	21,857,904	22,873,800

PER SHARE DATA
Basic Earnings Per Common Share*	$3.88	$0.38	$0.39
Diluted Earnings Per Common Share*	$3.88	$0.38	$0.39
Book Value	$22.78	$19.01	$17.35
Tangible Book Value[3]	$22.69	$18.91	$17.35
Market Value	$23.32	$19.66	$16.18

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	3.07%	2.92%	2.68%
Efficiency Ratio	29.01%	77.84%	75.71%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[4]	3.08%	2.93%	2.70%
Adjusted Efficiency Ratio (Non-GAAP)[5]	72.66%	76.85%	78.67%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income ($1,069 thousand, $104 thousand and $93 thousand for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively) and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	March 31, 2026			December 31, 2025			March 31, 2025
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$75,984	$693	3.70%	$67,998	$697	4.07%	$67,387	$748	4.50%
Tax-Free Investment Securities[4]	11,503	83	2.93%	11,543	83	2.85%	11,662	84	2.92%
Taxable Investment Securities	733,785	5,582	3.09%	767,913	6,165	3.19%	807,891	6,655	3.34%
Total Securities	745,288	5,665	3.08%	779,456	6,248	3.18%	819,553	6,739	3.33%
Commercial Real Estate	2,132,911	31,687	6.03%	2,088,480	31,822	6.05%	1,891,376	29,180	6.26%
Commercial & Industrial	224,422	3,946	7.13%	208,819	3,122	5.93%	212,851	3,220	6.14%
Residential Mortgages	829,413	8,728	4.27%	828,866	9,076	4.34%	811,508	8,499	4.25%
Other Consumer	26,526	279	4.27%	28,468	349	4.86%	28,329	419	6.00%
Construction	466,197	8,096	7.04%	450,531	7,923	6.98%	432,761	7,268	6.81%
Other	231,620	—	—%	240,527	—	—%	283,839	—	—%
Total Loans[a]	3,911,089	52,736	5.47%	3,845,691	52,292	5.39%	3,660,664	48,586	5.38%
Other Restricted Stock, at Cost	15,969	245	6.22%	13,772	220	6.34%	6,499	112	6.99%
Total Interest-Earning Assets	4,748,330	59,339	5.07%	4,706,917	59,457	5.01%	4,554,103	56,185	5.00%
Noninterest Earning Assets	129,942			125,545			121,766
Total Assets	$4,878,272			$4,832,462			$4,675,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$818,471	$2,709	1.34%	$817,489	$3,046	1.48%	$744,895	$3,386	1.84%
Money Market	567,093	2,975	2.13%	547,874	3,198	2.32%	525,463	3,319	2.56%
Savings	327,138	111	0.14%	329,663	107	0.13%	355,123	113	0.13%
Certificates of Deposit	1,897,557	15,760	3.37%	1,907,556	16,726	3.48%	1,918,195	18,205	3.85%
Total Interest-Bearing Deposits	3,610,259	21,555	2.42%	3,602,582	23,077	2.54%	3,543,676	25,023	2.86%
Federal Home Loan Bank Borrowings	160,033	1,556	3.94%	144,402	1,476	4.06%	69,833	702	4.08%
Federal Funds Purchased	—	—	—%	1	—	—%	—	—	—%
Other Borrowings	10,870	140	5.22%	11,033	141	5.07%	10,417	144	5.61%
Total Borrowings	170,903	1,696	4.02%	155,436	1,617	4.13%	80,250	846	4.28%
Total Interest-Bearing Liabilities	3,781,162	23,251	2.49%	3,758,018	24,694	2.61%	3,623,926	25,869	2.90%
Noninterest-Bearing Liabilities	662,638			660,217			660,437
Shareholders' Equity	434,472			414,227			391,506
Total Liabilities and Shareholders' Equity	$4,878,272			$4,832,462			$4,675,869
Net Interest Income[4]		$36,088			$34,763			$30,316
Net Interest Margin[4]			3.08%			2.93%			2.70%
a Nonaccruing loans are included in the daily average loan amounts outstanding.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Commercial
Commercial Real Estate	$2,127,928	$2,114,314	$1,915,863
Commercial and Industrial	245,455	231,921	234,024
Total Commercial Loans	2,373,383	2,346,235	2,149,887
Consumer
Residential Mortgages	815,263	822,141	801,253
Other Consumer	26,264	28,416	28,804
Total Consumer Loans	841,527	850,557	830,057
Construction	513,551	465,613	459,285
Other	—	217,155	248,266
Total Portfolio Loans	3,728,461	3,879,560	3,687,495
Loans Held-for-Sale	341	339	—
Total Loans	$3,728,802	$3,879,899	$3,687,495

ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Nonaccrual Loans
Commercial Real Estate	$21,649	$23,861	$9,733
Commercial and Industrial	91	1,013	1,070
Residential Mortgages	1,766	4,623	5,326
Other Consumer	28	25	38
Construction	437	440	213
Other	—	214,020	245,064
Total Nonperforming Loans	23,971	243,982	261,444

Other Real Estate Owned	3,443	142	577
Total Nonperforming Assets	$27,414	$244,124	$262,021

Nonperforming Loans to Total Portfolio Loans	0.64%	6.29%	7.09%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	0.73%	6.29%	7.10%
Allowance for Credit Losses to Total Portfolio Loans	1.41%	1.84%	1.99%
Allowance for Credit Losses to Nonperforming Loans	219.03%	29.30%	28.12%
Net Loan (Recoveries) / Charge-offs QTD	$(14,929)	$93	$57
Net Loan (Recoveries) / Charge-offs YTD	$(14,929)	$472	$57
Net Loan (Recoveries) / Charge-offs (Annualized) to Average Portfolio Loans QTD	(1.55)%	0.01%	0.01%
Net Loan (Recoveries) / Charge-offs (Annualized) to Average Portfolio Loans YTD	(1.55)%	0.01%	0.01%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date
(Dollars in Thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Balance Beginning of Period	$71,491	$73,762	$75,600
Recovery for Credit Losses	(33,917)	(2,178)	(2,025)
Charge-offs:
Commercial Real Estate	—	—	—
Commercial and Industrial	—	—	7
Residential Mortgages	—	—	—
Other Consumer	138	164	171
Construction	—	—	1
Other	—	—	—
Total Charge-offs	138	164	179
Recoveries:
Commercial Real Estate	—	—	—
Commercial and Industrial	—	—	3
Residential Mortgages	2	2	8
Other Consumer	65	69	110
Construction	—	—	1
Other	15,000	—	—
Total Recoveries	15,067	71	122
Total Net (Recoveries) / Charge-offs	(14,929)	93	57
Balance End of Period	$52,503	$71,491	$73,518

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net Interest Income	$35,934	$34,604	$30,138
Noninterest Income	70,974	5,225	6,901
Noninterest Expense	31,012	31,004	28,042
Pre-tax Pre-provision Income (Non-GAAP)	$75,896	$8,825	$8,997

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Net Income	$85,757	$8,480	$8,953
Gain on the Transaction	(65,000)	—	—
Specific Reserves Released Related to the Transaction	(18,035)	—	—
Net Recoveries Related to the Transaction	(15,000)	—	—
Gains on Sales of Securities, net	(80)	(46)	—
Equity Security Unrealized Fair Value Loss (Gain)	45	(22)	(137)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	1	188	(3)
Losses (Gains) on Sales and Write-downs of OREO, net	569	(51)	81
1035 Exchange fee on BOLI	—	133	275
Gain on BOLI death benefit[6]	—	—	(1,882)
FHLB Early Prepayment Credit	(130)	—	—
Severance Pay	—	55	—
Total Tax Effect	20,502	(54)	(45)
Modified Endowment Contract (MEC) 10% penalty on BOLI Surrender	—	121	—
Tax Effect on BOLI Surrender	—	254	—
Adjusted Net Income (Non-GAAP)	$8,629	$9,058	$7,242

Average Shares Outstanding - diluted	21,846,942	21,857,904	22,873,800
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.40	$0.41	$0.32

[3] Tangible Book Value (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Total Shareholders Equity	$504,902	$419,697	$401,766
Less: goodwill and other intangible assets, net of deferred tax liability	(2,052)	(2,122)	—
Tangible Shareholders' Equity (Non-GAAP)	502,850	417,575	401,766
Shares Outstanding	22,159,980	22,083,007	23,161,993
Tangible Book Value (Non-GAAP)	$22.69	$18.91	$17.35

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
4 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2026 and 2025 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Interest and Dividend Income (GAAP)	$59,185	$59,298	$56,007
Tax Equivalent Adjustment[4]	154	159	178
Interest and Dividend Income (FTE) (Non-GAAP)	59,339	59,457	56,185
Average Earning Assets	$4,748,330	$4,706,917	$4,554,103
Yield on Interest-earning Assets (GAAP)	5.05%	5.00%	4.99%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.07%	5.01%	5.00%

Net Interest Income (GAAP)	$35,934	$34,604	$30,138
Tax Equivalent Adjustment[4]	154	159	178
Net Interest Income (FTE) (Non-GAAP)	36,088	34,763	30,316
Average Earning Assets	$4,748,330	$4,706,917	$4,554,103
Net Interest Margin (GAAP)	3.07%	2.92%	2.68%
Net Interest Margin (FTE) (Non-GAAP)	3.08%	2.93%	2.70%

[5]Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Noninterest Expense	$31,012	$31,004	$28,042
Less: (Losses) Gains on sales and write-downs of Branch Premises, net	(1)	(188)	3
Less: (Losses) Gains on Sales and write-downs of OREO, net	(569)	51	(81)
Less: 1035 Exchange fee on BOLI	—	(133)	(275)
Less: Severance Pay	—	(55)	—
Adjusted Noninterest Expense (Non-GAAP)	$30,442	$30,679	$27,689

Net Interest Income	$35,934	$34,604	$30,138
Plus: Taxable Equivalent Adjustment[4]	154	159	178
Net Interest Income (FTE) (Non-GAAP)	$36,088	$34,763	$30,316
Less: Gains on Sales of Securities, net	(80)	(46)	—
Less: Equity Security Unrealized Fair Value Loss (Gain)	45	(22)	(137)
Less: Gain on BOLI death benefit[6]	—	—	(1,882)
Less: Gain on the Transaction	(65,000)	—	—
Less: FHLB Early Prepayment Credit	(130)	—	—
Plus: Noninterest Income	70,974	5,225	6,901
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$41,897	$39,920	$35,198
Efficiency Ratio (GAAP)	29.01%	77.84%	75.71%
Adjusted Efficiency Ratio (Non-GAAP)	72.66%	76.85%	78.67%
6The Gain on BOLI death benefit is tax-exempt.

[7]Annualized Loan Growth (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2026	December 31, 2025
Portfolio Loans	$3,728,461	$3,879,560
Less: Loans Related to the Transaction	(209,484)
Adjusted Loans (Non-GAAP)	$3,937,945
Annualized Portfolio Loan Growth (GAAP)	(15.80)%
Annualized Loan Growth (Non-GAAP) in %	6.10%